[*] Designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission

OPTION AGREEMENT

This Option Agreement (“Agreement”) is entered into as of the 14th day of June, 2010 (“Effective Date”) by and between Asahi Kasei Kuraray Medical Co., Ltd., a Japanese corporation (“ASAHI”) with an office and place of business at 1-105 Kanda Jinbocho, Chiyoda-ku, Tokyo 101-8101 Japan, and ThermoGenesis Corp., a Delaware corporation, (“THERMO”) with an office and place of business at 2711 Citrus Road, Rancho Cordova, California, 95742, U.S.A.

WITNESSETH:

WHEREAS, the parties executed the “Distribution and License Agreement” as of 28th day of March 2005 (“License Agreement”), and “Amendment to Distribution and License Agreement” (“Amendment”) to be signed concurrently with this Agreement, under which (i) THERMO appoints ASAHI as the exclusive distributor to market, distribute and sell in Asia Pacific Rim Countries and (ii) THERMO grants to ASAHI the exclusive right to use, market, distribute, sell, have and to have manufactured in Japan the Product (as defined in the License Agreement), (iii) THERMO commits to maintain manufacturing function of the Product and to support ASAHI to obtain the approval by MHLW to receive the reimbursement of the Product (“Approval”);

WHEREAS, THERMO is willing to grant to ASAHI certain rights and options to purchase certain assets owned or controlled by THERMO for its worldwide wound care business relating to the CryoSeal System (as defined in the License Agreement) and the Products as a part of the consideration for ASAHI’s payment to be made under Section 9 of the Amendment; and

WHEREAS, ASAHI is willing to obtain such right and option in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, the parties hereby agree as follows:

1.	Grant of the Option

(1)	THERMO hereby grants ASAHI an option (the “Option”) to purchase the following items (“Assets”) under the terms and conditions hereinafter set forth;

a All intellectual property rights that are necessary or related to THERMO’s worldwide wound care business in relation to the “CryoSeal System” and the Products (“Business”), booked or non-booked, including, but not limited to, the patents and patent applications listed in Exhibit A of this Agreement, , the trademarks listed in Exhibit B of this Agreement and any and all commercial and technical know-how, trade secrets, skills and information relating to the Business (the “Know-How”) (collectively, “Intellectual Property Rights”).

b FDA-PMA ownership relating to the Products (“FDA-PMA”)

c Contracts and contractual relationships with THERMO’s vendors related to manufacturing the Product and any rights and obligations thereunder which ASAHI designates when it exercises the Option, except any rights and obligations having become accrued prior to the date of ASAHI’s exercise of the Option (the “Exercise Date”) for which THERMO shall remain fully responsible either prior to or after the Exercise Date; it being understood that THERMO shall assign such contracts and contractual relationships as Asahi designates to the extent they are assignable, and for those not currently assignable, THERMO shall make a good faith efforts to amend such contracts and contractual relationships so that THERMO may assign them to ASAHI if ASAHI designates or terminate if ASAHI does not designate.

(2)	All contracts and contractual relationships with THERMO’s existing and future distributors and/or end-users (“Customers”) and any rights and obligations thereunder, including, but not limited to, any obligations to supply the Products or spare parts thereof, any obligations to provide maintenance or repair or any other services, and any liability relating to the Products sold by THERMO before and after the Exercise Date shall be expressly excluded from the Assets, for which THERMO shall remain fully responsible either prior to or after the Exercise Date.

(3)	ASAHI may exercise the Option at any time after the effective date of the Amendment but, unless otherwise agreed between the Parties, no later than the earlier of (a) fifth anniversary of the effective date of the Amendment or (b) ninety (90) days after the date of the Approval (the “Expiration Date”) by sending a written notice to that effect to THERMO in accordance with the provision of Section 10 of this Agreement.

(4)	It is understood and agreed that ASAHI shall not be required to make any additional payment in consideration of THERMO’s grant of the Option.

(5)	For the avoidance of doubt, ASAHI assumes no obligations to exercise the Option.

2.	Effect of Exercise of the Option.

(1)	Upon ASAHI’s exercise of the Option pursuant to Section 1.(3) above, all the rights and titles in the Assets shall immediately and automatically transfer to ASAHI from THERMO.

(2)	Within thirty (30) days from the date on which THERMO has completed performance of its obligations under Section 2. (3) through (5) below, ASAHI shall pay to THERMO the price for the Assets to be determined in accordance with the following;

a US$[*], if the Option is exercised on or before June 30, 2011;

b US$ [*], if the Option is exercised between July 1, 2011 and June 30, 2012 (both inclusive);

c US$ [*], if the Option is exercised on or after July 1, 2012; or

d US$ [*], if the Option is exercised on or after the date of the Approval, notwithstanding clauses a. through c. above.

(3)	Within thirty (30) days from the Exercise Date, THERMO shall disclose and or furnish to ASAHI all of the materials, documents, data and information related to the Assets.

(4)	Upon request by ASAHI, THERMO shall promptly (in any event within thirty (30) days from the date of such request) prepare and submit any documents necessary for ASAHI to secure its ownership in the Assets, including, but not limited to, any documents necessary to register and/or file the ownership of the Intellectual Property Rights and the FDA-PMA with the relevant governmental authorities.

(5)	Within thirty (30) days from the Exercise Date, THERMO shall obtain the approval of the counterparties of the contracts included in the Assets for THERMO’s assignment of such contracts to ASAHI.

(6)	Upon the Exercise Date, the License Agreement shall automatically terminate.

(7)	From and after the Exercise Date, (a) THERMO shall have a perpetual, royalty-free license under the Assets in order to, and to the extent necessary to, perform THERMO’s obligations to supply the Products or spare parts thereof and to provide maintenance or repair or any other services, to the existing Customers as of the Exercise Date as contemplated in Section 1.(2) above, and (b) ASAHI shall not assert any claim based on the Assets against the existing Customers of THERMO as of the Exercise Date for such Customers’ providing service and selling the Products supplied by THERMO under the foregoing clause (a).

3.	Indemnification

(1)	THERMO shall indemnify and hold harmless ASAHI and all its affiliates, and their officers, directors, employees and agents from and against any and all existing or future claims associated with all Products sold by THERMO either before or after the Exercise Date, including, but not limited to, any claims or requests by THERMO’s Customers for maintenance, repair or any other services relating to the Business and/or the Products sold by THERMO or supply spare parts thereof, or any product liability or breach of warranty claim by any third party arising out of the Products sold by THERMO, or any claim of infringement on any intellectual property right of any third party arising out of or relating to the Products sold by THERMO.

(2)	ASAHI shall indemnify and hold harmless THERMO and all its affiliates, and their officers, directors, employees and agents from and against any and all claims associated with all Products sold or manufactured by ASAHI after the Exercise Date.

4.	Representations, Warranties and Covenants

THERMO hereby represents, warrants and covenants to ASAHI that:

(1)	As of the Effective Date and thereafter through the Exercise Date, it is a corporation duly organized and in good standing under the laws of Delaware, and has the full power and authority to own and operate its property and assets and to carry out its business as it is now being conducted;

(2)	As of the Effective Date and thereafter through the Exercise Date, it has the full power and authority to grant the Option to Asahi and sell the Assets to ASAHI;

(3)	As of the Effective Date and thereafter through the Exercise Date, it is the sole owner of the Assets, and agree not to assign, transfer or otherwise convey, or agree to assign, transfer or otherwise convey, the ownership or title to any third party;

(4)	As of the Effective Date, it has not granted to any third party any right, license, option or the like that may conflict with the Option except the exclusive distributorship agreements listed in Schedule 4-4 which and THERMO shall use good faith efforts to amend to non-exclusive, and shall or terminate or not renew before such agreements from and after the Exercise Date (subject to the terms of the existing distributorship agreements), and agrees not to grant or agree to grant any such right, license, option or the like to any third party until the earlier of the Expiration Date or the Exercise Date;

(5)	As of the Effective Date, the Assets not subject to any pledge, attachment, lien, mortgage or any other encumbrance, and THERMO agrees not to allow any of the Assets to be subject to any such encumbrances until the earlier of the Expiration Date or the Exercise Date;

(6)	As of the Effective Date, (i) it is not aware of any intellectual property rights that are owned or controlled by THERMO in connection with the Cryo-Seal System or the Products that are not the Intellectual Property Rights, (ii) if it becomes aware of any such intellectual property rights, it shall updates Exhibits A and B so that such intellectual property rights to be included in the Intellectual Property Rights, and (iii) it shall not assert any intellectual property rights owned or controlled by it (other than the Intellectual Property Rights) against ASAHI’s conducting the Business on or after the Exercise Date;

(7)	All application, registration, maintenance and renewal fees in respect of the Intellectual Property Rights due prior to the Effective Date, and all necessary documents and certificates relating to the prosecution of the Intellectual Property Rights required to have been filed before the Effective Date have been paid or filed by THERMO, and it agrees to make any such payments or filings that becomes due after the Effective Date through the earlier of the Expiration Date or the Exercise Date at its costs and expenses;

(8)	As of the Effective Date, (i) no patents or patent applications listed in Exhibit A have been found by a court or administrative body of competent jurisdiction to be invalid or unenforceable, (ii) it is not aware of any act that estops ASAHI from enforcing such patents or patent applications, and it is not aware of any prior art or facts that may cause any such patents or patent applications to be declared invalid or unenforceable, and (iii) it agrees to immediately inform ASAHI if it becomes aware of any facts that would result in the circumstances set forth in (i) or (ii) above;

(9)	As of the Effective Date, it is not aware that any Intellectual Property Rights are being infringed or misappropriated by any third party, and agree to immediately inform ASAHI if it becomes aware of any such infringement or misappropriation before the earlier of the Expiration Date or the Exercise Date;

(10)	As of the Effective Date, it is not aware of any patent or other intellectual property right owned by a third party that would be infringed by carrying out the Business, and agrees to immediately inform ASAHI if it becomes aware of any such patent or other intellectual property right before the earlier of the Expiration Date or the Exercise Date;

(11)	Any necessary documents, filing and reports relating to the FDA-PMA required under the Food, Drug and Cosmetics Act of the U.S.A. and any related regulations (the “Regulations”) to have been filed before the Effective Date have been filed by THERMO, and it agrees to make any such filings that becomes due after the Effective Date through the earlier of the Expiration Date or the Exercise Date under the Regulations at its costs and expenses; and

(12)	As of the Effective Date and thereafter through the earlier of the Expiration Date of the Exercise Date, it has not committed and shall not commit any breach or infringement on the Regulations in relation to its conduct of the Business.

5.	Confidentiality.

(1)	For the purpose of this Agreement, Confidential Information shall mean any scientific, commercial or technical information that is disclosed by either Party to the other Party under this Agreement or the License Agreement as amended by the Amendment, including, but not limited to, the Know-How., and shall also include the existence and contents of this Agreement. Confidential Information shall not include information that is: (i) known to the receiving Party before receipt from the disclosing Party; (ii) is or becomes publicly available without fault of the receiving Party; (iii) receiving Party receives from any third party without breach of the confidentiality obligation owed to the disclosing Party; (iv) independently developed by the receiving Party; (v) approved in writing by the other Party prior to the disclosure; or (vi) required to be disclosed under the applicable laws. THERMO agrees that it will request under the United States securities laws, including Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended, and use its reasonable best efforts to seek, confidential treatment of certain information contained in this Agreement.

(2)	During the term of this Agreement, either Party shall keep Confidential Information in strict confidence and shall not use the same for any purpose other than this Agreement. Upon the Exercise Date, the Know-How shall become sole property of ASAHI and ASAHI shall no longer be subject to the obligations with respect to the Know-How under this Agreement or the License Agreement (notwithstanding anything to the contrary provided for herein or in the License Agreement), whereas THERMO shall continue to be subject to the obligations under this Section 5 with respect to the Know-How and, in addition, shall keep the Know-How in strict confidence and shall not use any purpose until all of the Know-How becomes publicly available without no fault of THERMO or any of its officers, directors, employees or agents.

6.	Non-Competition.

THERMO agrees that it or its affiliates shall not, directly or indirectly, market, distribute, sell, have and to have manufactured any products which are competitive with the Product for five (5) years after the Exercise Date.

7.	Term and Termination.

This Agreement shall become effective upon the Effective Date and remain full force and effect until the earlier of the Expiration date or the Exercise Date.

8.	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assignees; provided, however, that neither of the parties hereto may assign or transfer its rights or obligations hereunder without the prior written consent of the other party hereto

9.	; provided that ASAHI may assign and transfer its rights and obligations hereunder to any of its affiliates with prior written notice to THERMO; and provided further a change of control of THERMO shall not constitute an assignment or transfer in which case THERMO shall provide prior written notice to ASAHI and the acquirer of the Assets in such change of control transaction shall be bound by this Agreement. For the avoidance of doubt, THERMO’s change of control means (a) a merger, acquisition, sale of voting control, or other business combination of THERMO, or (b) an issuance of shares and/or equity securities convertible into shares by THERMO which in number would amount to 50% or more of the total issued voting shares outstanding, or (c) the sale, lease, exclusive license, or other transfer of all or substantially all of the assets of THERMO.

10.	Notice

Any notice in connection with this Agreement shall be furnished in accordance with Section 27 of the License Agreement, with the updated addressees in accordance therewith.

11.	Governing Law and Dispute Resolution

This Agreement shall be construed and interpreted in accordance with the laws of the State of California, without regard to conflicts of laws principles. Any disputes arising in connection with this Agreement shall be resolved in accordance with Section 33 of the License Agreement.

12.	Entire Agreement

This Agreement constitutes the entire agreement between the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings, representations and statements if any regarding the subject matter hereof.. No amendment of this Agreement shall be valid and binding upon the Parties unless made in writing and signed by the duly authorized representatives of both Parties.

13.	Severability of Provisions

If any provision or provisions of this Agreement shall be held to be illegal, invalid or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14.	Waiver of Default

The waiver of any default under this Agreement by either party shall not constitute a waiver of any rights for any subsequent default.

15.	Publicity

Except as may be contemplated hereunder, neither party may issue any press release or make any public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the other party, except for any releases or announcements which may be required by, or in such party’s discretion, reasonably necessary under applicable law, in which case the party proposing to make such release or announcement will allow the other party a reasonable opportunity to review and comment on such release or announcement in advance of such issuance or making. In addition, THERMO agrees that it will request under the United States securities laws, including Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended, and use its reasonable best efforts to seek, confidential treatment of certain information contained in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ASAHI
Asahi Kasei Kuraray Medical Co., Ltd.

By: Y. Yoshida
Date: June 14, 2010
Name: Yasuyuki Yoshida
Title: President & CEO

THERMO
ThermoGenesis Corp.

By: J. Melville Engle
Date: June 11, 2010
Name: J. Melville Engle
Title: CEO